Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Digital Brands Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Digital Brands Group, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Correction of Error

As described in Note 2 to the consolidated financial statements, the Company corrected the classification of certain costs and expenses, and accordingly, restated amounts included in the 2021 consolidated statement of operations to conform with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s net losses from inception, negative cash flow from operations, and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon (Firm No. 3501)

Newport Beach, California

April 17, 2023, except for the last two paragraphs of Note 14 Subsequent Events on page F-40 for which the date is August 24, 2023

We have served as the Company’s auditor since 2018 until 2023.

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,275,616	$515,796
Accounts receivable, net	583,368	67,384
Due from factor, net	839,400	985,288
Inventory	5,122,564	2,660,203
Prepaid expenses and other current assets	766,901	288,474
Assets per discontinued operations, current	241,544	259,190
Total current assets	8,829,394	4,776,334
Deferred offering costs	—	367,696
Property, equipment and software, net	104,512	69,367
Goodwill	8,973,501	8,583,274
Intangible assets, net	12,906,238	9,263,131
Deposits	193,926	133,378
Right of use asset, net	102,349	—
Assets per discontinued operations	2,628,136	13,292,043
Total assets	$33,738,056	$36,485,224

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,016,173	$6,507,709
Accrued expenses and other liabilities	3,936,920	2,078,087
Due to related parties	555,217	256,274
Contingent consideration liability	12,098,475	12,179,476
Convertible note payable, net	2,721,800	100,000
Accrued interest payable	1,561,795	1,110,679
Venture debt, net of discount	—	6,001,755
Loan payable, current	1,829,629	2,279,768
Promissory note payable	9,000,000	3,500,000
Right of use liability, current portion	102,349	—
Liabilities per discontinued operations, current	1,071,433	1,033,518
Total current liabilities	40,893,792	35,047,266
Convertible note payable, net	—	5,723,846
Loan payable	150,000	342,050
Derivative liability	—	2,294,720
Warrant liability	—	18,223
Liabilities per discontinued operations	147,438	148,900
Total liabilities	41,191,230	43,575,005
Commitments and contingencies
Stockholders’ deficit:
Undesignated preferred stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding as of both December 31, 2022 and 2021	—	—
Series A preferred stock, $0.0001 par, 1 share authorized, no shares issued and outstanding as of December 31, 2022 or 2021	—	—
Series A convertible preferred stock, $0.0001 par, 6,800 shares designated, 6,300 shares issued and outstanding as of December 31, 2022, none authorized or outstanding as of December 31, 2021	1	—
Common stock, $0.0001 par, 1,000,000,000 shares authorized, 178,758 and 5,201 shares issued and outstanding as of December 31, 2022 and 2021, respectively	18	13
Additional paid-in capital	96,294,123	58,614,160
Accumulated deficit	(103,747,316)	(65,703,954)
Total stockholders’ deficit	(7,453,174)	(7,089,781)
Total liabilities and stockholders’ deficit	$33,738,056	$36,485,224

See the accompanying notes to the consolidated financial statements.

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2022	2021
		As Restated
Net revenues	$10,333,558	$5,764,963
Cost of net revenues	6,789,314	3,828,496
Gross profit	3,544,244	1,936,467
Operating expenses:
General and administrative	14,067,681	16,149,510
Sales and marketing	4,018,985	3,269,710
Distribution	611,569	489,371
Impairment	5,503,095	3,400,000
Change in fair value of contingent consideration	564,303	8,764,460
Total operating expenses	24,765,633	32,073,050
Loss from operations	(21,221,389)	(30,136,583)
Other income (expense):
Interest expense	(8,961,410)	(3,619,093)
Other non-operating income (expenses)	3,068,080	1,321,472
Total other income (expense), net	(5,893,330)	(2,297,621)
Income tax benefit (provision)	—	1,100,120
Net loss from continuing operations	(27,114,719)	(31,334,084)
Loss from discontinued operations, net of tax	(10,928,643)	(1,023,873)
Net loss	$(38,043,362)	$(32,357,957)
Weighted average common shares outstanding - basic and diluted	30,852	3,052
Net loss per common share - basic and diluted	$(878.87)	$(10,268.22)

See the accompanying notes to the consolidated financial statements.

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed		Series A		Series A-2		Series A-3		Series CF		Series B		Series A Convertible				Additional		Total Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balances at December 31, 2020	20,714,518	$2,071	5,654,072	$565	5,932,742	$593	9,032,330	$904	836,331	$83	20,754,717	$2,075	—	$—	266	$—	$27,482,061	$(33,345,997)	$(5,857,645)
Conversion of preferred stock into common stock	(20,714,518)	(2,071)	(5,654,072)	(565)	(5,932,742)	(593)	(9,032,330)	(904)	(836,331)	(83)	(20,754,717)	(2,075)	—	—	1,611	—	6,291	—	—
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	964	—	10,000,002	—	10,000,002
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,116,957)	—	(2,116,957)
Exercise of over-allotment option, net of offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	145	—	1,364,997	—	1,364,997
Conversion of debt into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	454	—	2,680,289	—	2,680,289
Conversion of related party notes and payables into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	61	—	257,515	—	257,515
Common stock issued in connection with business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,318	—	11,428,738	—	11,428,738
Exercise of warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	155	—	1,768,046	—	1,768,046
Common stock issued pursuant to consulting agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	—	97	—	595,500	—	595,500
Issuance of common stock pursuant to equity line of credit	—	—	—	—	—	—	—	—	—	—	—	—	—	—	51	—	367,696	—	367,696
Common stock and warrants issued in connection with notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	52	—	501,658	—	501,658
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	29	—	4,278,337	—	4,278,337
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,357,957)	(32,357,957)
Balances at December 31, 2021	-	—	—	—	-	—	—	—	—	—	—	—	—	—	5,201	—	58,614,173	(65,703,954)	(7,089,781)
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	14,956	1	9,347,449	—	9,347,450
Issuance of common stock and exercise of pre-funded warrants in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	72,727	7	9,999,989	—	9,999,996
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,921,646)	—	(2,921,646)
Common stock issued in connection with business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,636	—	1,000,000	—	1,000,000
Common stock issued pursuant to consulting agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30	—	123,000	—	123,000
Warrant and common shares issued with notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,400	—	1,368,741	—	1,368,741
Conversion of notes and derivative liability into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	79,807	8	11,983,381	—	11,983,389
Conversion of venture debt into Series A convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	6,300	1	—	—	6,299,999	—	6,300,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	479,038	—	479,038
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,043,362)	(38,043,362)
Balances at December 31, 2022	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	6,300	$1	178,758	$17	$96,294,123	$(103,747,316)	$(7,453,174)

See the accompanying notes to the consolidated financial statements.

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(38,043,362)	$(32,357,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,653,819	862,888
Amortization of loan discount and fees	6,506,384	1,382,222
Stock-based compensation	602,038	4,800,337
Fees incurred in connection with debt financings	568,149	560,309
Change in fair value of warrant liability	(18,223)	11,958
Change in fair value of derivative liability	(1,354,434)	(910,204)
Change in fair value of contingent consideration	564,303	8,764,460
Impairment of goodwill and intangible assets	5,503,095	3,400,000
Forgiveness of Payroll Protection Program	(1,760,755)	(407,994)
Change in credit reserve	(118,840)	36,893
Deferred offering costs	367,696	—
Loss from discontinued operations, net of tax	10,928,643	1,023,873
Deferred income tax benefit	—	(1,100,120)
Changes in operating assets and liabilities:
Accounts receivable, net	(452,030)	150,288
Due from factor, net	655,708	(399,701)
Inventory	479,394	(911,293)
Prepaid expenses and other current assets	(445,798)	(151,917)
Accounts payable	892,120	456,690
Accrued expenses and other liabilities	1,631,512	834,489
Deferred revenue	—	4,882
Due to related parties	298,943	(63,550)
Accrued interest	984,358	461,113
Assets and liabilities of discontinued operations	(210,426)	(678,623)
Net cash used in operating activities	(10,767,706)	(14,230,957)
Cash flows from investing activities:
Cash acquired (consideration) pursuant to business combination	(7,247,303)	(5,936,757)
Purchase of property, equipment and software	(61,286)	(43,179)
Deposits	(60,548)	(31,117)
Net cash used in investing activities	(7,369,137)	(6,011,053)
Cash flows from financing activities:
Repayments of related party notes	—	—
Advances (repayments) from factor	(3,096)	(41,200)
Repayment of contingent consideration	(645,304)	—
Proceeds from venture debt	237,500	—
Issuance of loans payable	3,280,360	2,779,910
Repayments of convertible and promissory notes	(7,350,276)	(2,006,628)
Issuance of convertible notes payable	6,951,250	8,433,650
Proceeds from public offering	19,347,446	10,000,002
Exercise of over-allotment option with public offering, net	—	1,364,997
Exercise of warrants	—	1,768,046
Offering costs	(2,921,216)	(2,116,957)
Net cash provided by financing activities	18,896,664	20,181,820
Net change in cash and cash equivalents	759,820	(60,190)
Cash and cash equivalents at beginning of period	515,796	575,986
Cash and cash equivalents at end of period	$1,275,616	$515,796
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$734,869	$902,089
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes, warrants and derivatives into common stock	$11,983,389	$2,680,289
Right of use asset	$102,349	$—
Warrant and common shares issued with notes	$1,368,741	$—
Derivative liability in connection with convertible note	$559,957	$3,204,924
Conversion of venture debt into preferred stock	$6,300,000	$—
Conversion of related party notes and payables into preferred and common stock	$—	$257,515
Conversion of preferred stock into common stock	$—	$6,291
Conversion of contingent consideration into common stock	$—	$73,500
Common shares issued pursuant to equity line of credit	$—	$367,696

See the accompanying notes to the consolidated financial statements.

DIGITAL BRANDS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Digital Brands Group, Inc. (the “Company” or “DBG”), was organized on September 17, 2012 under the laws of Delaware as a limited liability company under the name Denim.LA LLC. The Company converted to a Delaware corporation on January 30, 2013 and changed its name to Denim.LA, Inc. Effective December 31, 2020, the Company changed its name to Digital Brands Group, Inc. (DBG).

On February 12, 2020, Denim.LA, Inc. entered into an Agreement and Plan of Merger with Bailey 44, LLC (“Bailey”), a Delaware limited liability company. On the acquisition date, Bailey became a wholly owned subsidiary of the Company. See Note 4.

On May 18, 2021, the Company closed its acquisition of Harper & Jones, LLC (“H&J”) pursuant to its Membership Interest Stock Purchase Agreement with D. Jones Tailored Collection, Ltd. to purchase 100% of the issued and outstanding equity of Harper & Jones, LLC. On the acquisition date, H&J became a wholly owned subsidiary of the Company. See Note 4.

On August 30, 2021, the Company closed its acquisition of Mosbest, LLC dba Stateside (“Stateside”) pursuant to its Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Stateside. On the acquisition date, Stateside became a wholly owned subsidiary of the Company. See Note 4.

On December 30, 2022, the Company closed its previously announced acquisition of Sunnyside, LLC dba Sundry (“Sundry”) pursuant to its Second Amended and Restated Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Sundry. On the acquisition date, Sundry became a wholly owned subsidiary of the Company. See Note 4.

Reverse Stock Split

On May 12, 2021, the Board of Directors approved a one-for-15.625 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock (see Note 8). Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Initial Public Offering

On May 13, 2021, the Company’s registration statement on Form S-1 relating to its initial public offering of its common stock (the “IPO”) was declared effective by the Securities and Exchange Commission (“SEC”). Further to the IPO, which closed on May 18, 2021, the Company issued and sold 964 shares of common stock at a public offering price of $10,375 per share. Additionally, the Company issued warrants to purchase 1,111 shares, which includes 145 warrants sold upon the partial exercise of the over-allotment option. The aggregate net proceeds to the Company from the IPO, were $8.6 million after deducting underwriting discounts and commissions of $0.8 million and direct offering expenses of $0.6 million. Concurrent with this offering, the Company acquired H&J (see Note 4). The Company incurred an additional $0.6 million in offering costs related to the IPO that were not paid directly out of the proceeds from the offering.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $38,043,362 and $32,357,957 for the years ended December 31, 2022 and 2021, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021. The Company has historically lacked liquidity to satisfy obligations as they come due and as of December 31, 2022, and the Company had a working capital deficit of $32,064,398. These factors, among others, arise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments as a result of this uncertainty.

The Company’s ability to continue as a going concern for the next 12 months from the date the financial statements were available to be issued is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Company has been primarily financed through the issuance of capital stock and debt. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

H&J Disposition

On June 21, 2023, the Company and the former owners of H&J executed a Settlement Agreement and Release (the “Settlement Agreement”) whereby contemporaneously with the parties’ execution of the Settlement Agreement (i) the Company agreed to make an aggregate cash payment of $229,000 to D. Jones Tailored Collection, Ltd. (“D. Jones”), (ii) the Company issued 78,103 shares of common stock to D. Jones, and (iii) the Company assigned and transferred one hundred percent (100%) of the Company’s membership interest in H&J to D. Jones. This transaction is known as the “H&J Settlement”. The H&J Settlement was accounted for a business disposition in accordance with ASC 810-40-40-3A.

In accordance with the provisions of ASC 205-20, the Company has excluded the results of discontinued operations from its results of continuing operations in the accompanying consolidated statements of operations for the three and six months ended June 30, 2023 and 2022 in it’s Form 10-Q Quarterly Report filed on August 21, 2023. Accordingly, the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted retroactively to account for the discontinued operations classification of H&J.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Bailey, H&J, Stateside and Sundry from the dates of acquisition. All inter-company transactions and balances have been eliminated on consolidation. H&J has been retroactively adjusted to be presented as discontinued operations (see above).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restatement of Previously Issued Financial Statements

Certain prior year accounts have been reclassified to conform with current year presentation pertaining to cost of net revenue and general and administrative expenses. The Company has reclassified $1,027,387 in general and administrative expenses per previously reported financial statements to cost of net revenues in the accompanying consolidated statements of operations for the year ended December 31, 2021.

The reclassified costs from general and administrative expense to cost of net revenues made in the fourth quarter of 2022 and 2021 are fixed in nature as they are personnel and warehouse related costs. The impact of the reclassification was approximately $290,000 for each of the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. The impact of the reclassification was approximately $255,000 for each of the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021.

Cash and Equivalents and Concentration of Credit Risk

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. As of December 31, 2022 and 2021, the Company did not hold any cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, due from factor, prepaid expenses, accounts payable, accrued expenses, deferred revenue, due to related parties, related party note payable, accrued interest, loan payable and convertible debt. The carrying value of these assets and liabilities is representative of their fair market value, due to the short maturity of these instruments.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements
	as of December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$—	$—
Contingent consideration	—	—	12,098,475	12,098,475
Derivative liability	—	—	—	—
	$—	$—	$12,098,475	$12,098,475

	Fair Value Measurements
	as of December 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$18,223	$—	$18,223
Contingent consideration	—	—	12,179,476	12,179,476
Derivative liability	—	—	2,294,720	2,294,720
	$—	$18,223	$14,474,196	$14,492,419

Warrant Liability

Certain of the Company’s common stock warrants are carried at fair value. As of December 31, 2020, the fair value of the Company’s common stock warrant liabilities was measured under the Level 3 hierarchy using the Black-Scholes pricing model as the Company’s underlying common stock had no observable market price (see Note 10). The warrant liability was valued using a market approach. Upon the IPO, the warrant liabilities were valued using quoted prices of identical assets in active markets, and was reclassified under the Level 2 hierarchy. Changes in common stock warrant liability during the years ended December 31, 2022 and 2021 are as follows:

Warrant
Liability
Outstanding as of December 31, 2020	$6,265
Change in fair value	11,958
Outstanding as of December 31, 2021	18,223
Change in fair value	(18,223)
Outstanding as of December 31, 2022	$—

Contingent Consideration

The Company records a contingent consideration liability relating to stock price guarantees included in its acquisition and consulting agreements. The estimated fair value of the contingent consideration is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The Company estimates and records the acquisition date fair value of contingent consideration as part of purchase price consideration for acquisitions. Additionally, each reporting period, the Company estimates changes in the fair value of contingent consideration and recognizes any change in fair in the consolidated statement of operations. The estimate of the fair value of contingent consideration requires very subjective assumptions to be made of future operating results, discount rates and probabilities assigned to various potential operating result scenarios. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and, therefore, materially affect the Company’s future financial results. The contingent consideration liability is to be settled with the issuance of shares of common stock once contingent provisions set forth in respective acquisition agreements have been achieved. Upon achievement of contingent provisions, respective liabilities are relieved and offset by increases to common stock and additional paid-in capital in the stockholders’ equity section of the Company’s consolidated balance sheets.

The fair value of the contingent consideration liability related to the Company’s business combinations is valued using the Monte Carlo simulation model. The Monte Carlo simulation inputs include the stock price, volatility of common stock, timing of settlement and resale restrictions and limits. The fair value of the contingent consideration is then calculated based on guaranteed equity values at settlement as defined in the acquisition agreements. Changes in contingent consideration liability during the years ended December 31, 2022 and 2021 are as follows:

Contingent
Consideration
Liability
Balance as of December 31, 2020	$—
Initial recognition in connection with acquisition of Harper & Jones	3,421,516
Stock price guarantee per consulting agreement	67,000
Conversion into shares	(73,500)
Change in fair value	8,764,460
Outstanding as of December 31, 2021	12,179,476
Repayments to Harper & Jones seller	(645,304)
Change in fair value	564,303
Outstanding as of December 31, 2022	$12,098,475

During the year ended December 31, 2022, the Company utilized the following inputs for the fair value of the contingent consideration: volatilities of 79.3% and 88.9%, risk-free rate of 0.25%, expected share increase of 5% per annum, and the guaranteed stock price of $828 for Bailey and $10,375 for Harper & Jones.

The detail of contingent consideration by company is as follows:

	December 31,
	2022	2021
Bailey	$10,698,475	7,935,016
Harper & Jones	1,400,000	4,244,460
	$12,098,475	$12,179,476

The contingent consideration liabilities were revalued for a final time as of May 18, 2022, the anniversary date of the Company’s initial public offering. As of the date of the issuance of these financial statements, the contingent consideration liabilities were not yet settled with shares.

In December 2022, the Company paid $645,304 to the H&J Seller to partially reduce the contingent consideration balance owed. The Company and the H&J Seller are in the process of amending the May 2021 purchase agreement to determine the ultimate settlement of the Company’s common stock to the H&J Seller by May 16, 2023. Refer to Note 12.

Derivative Liability

In connection with the Company’s convertible notes, the Company recorded a derivative liability (see Note 7). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The fair value of the derivative liability is valued using a multinomial lattice model. The multinomial lattice inputs include the underlying stock price, volatility of common stock and remaining term of the convertible note. Changes in derivative liability during the years ended December 31, 2022 and 2021 are as follows:

Derivative
Liability
Outstanding as of December 31, 2020	$—
Initial fair value on issuance of convertible note	3,204,924
Change in fair value	(910,204)
Outstanding as of December 31, 2021	2,294,720
Initial fair value on issuance of convertible note	559,957
Conversion of underlying notes into common stock	(1,500,243)
Change in fair value	(1,354,434)
Outstanding as of December 31, 2022	$—

During the year ended December 31, 2022, the Company utilized the following inputs for the fair value of the derivative liability: volatility of 70.9% - 96.7%, risk-free rate of 2.71% - 3.74%, and remaining term ranging from .08 years - 0.62 years.

The change in fair value of the derivative liability is included in other non-operating income (expense), net in the consolidated statements of operations.

Inventory

Inventory is stated at the lower of cost or net realizable value and accounted for using the weighted average cost method for DSTLD and H&J and first-in, first-out method for Bailey, Stateside and Sundry. The inventory balances as of December 31, 2022 and 2021 consist substantially of finished good products purchased or produced for resale, as well as any raw materials the Company purchased to modify the products and work in progress.

Inventory consisted of the following:

	December 31,
	2022	2021
Raw materials	$1,508,416	$292,167
Work in process	888,643	242,673
Finished goods	2,725,505	2,220,519
Inventory	$5,122,564	$2,660,203

Property, Equipment, and Software

Property, equipment, and software are recorded at cost. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2022 and 2021 consist of software with three (3) year lives, property and equipment with three (3) to ten (10) year lives, and leasehold improvements which are depreciated over the shorter of the lease life or expected life.

Depreciation and amortization charges on property, equipment, and software are included in general and administrative expenses and amounted to $75,126 and $92,213 for the years ended December 31, 2022 and 2021, respectively.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Intangible assets are established with business combinations and consist of brand names and customer relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of amortizable intangible assets are as follows:

Customer relationships	3 years

Impairment

Long-Lived Assets

The Company reviews its long-lived assets (property and equipment and amortizable intangible assets) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill

Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized, but instead are tested annually for impairment and upon the occurrence of certain events or substantive changes in circumstances. The annual goodwill impairment test allows for the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An entity may choose to perform the qualitative assessment on none, some or all of its reporting units or an entity may bypass the qualitative assessment for any reporting unit and proceed directly to step one of the quantitative impairment test. If it is determined, on the basis of qualitative factors, that the fair value of a reporting unit is, more likely than not, less than its carrying value, the quantitative impairment test is required.

The quantitative impairment test calculates any goodwill impairment as the difference between the carrying amount of a reporting unit and its fair value, but not to exceed the carrying amount of goodwill. It is our practice, at a minimum, to perform a qualitative or quantitative goodwill impairment test in the fourth quarter every year.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets established in connection with business combinations consist of the brand name. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Annual Impairment Tests

At December 31, 2021, management determined that certain events and circumstances occurred, primarily the continued reduction in revenues partially as a result of COVID-19, that indicated that the carrying value of the Company’s brand name asset pertaining to Bailey44 may not be recoverable. As such, the Company compared the estimated fair value of the brand name with its carrying value and recorded an impairment loss of $3,400,000 in the consolidated statements of operations.

At December 31, 2022, management determined that certain events and circumstances occurred that indicated that the carrying value of the Company’s brand name assets, and the carrying amount of the reporting units, pertaining to Bailey44 and Harper & Jones may not be recoverable. The qualitative assessment was primarily due to reduced or stagnant revenues of both entities as compared to the Company’s initial projections at the time of each respective acquisition, as well as the entities’ liabilities in excess of assets. As such, the Company compared the estimated fair value of the brand names with its carrying value and recorded an impairment loss of $3,667,000 in the consolidated statements of operations. Additionally, the Company compared the fair value of the reporting units to the carrying amounts and recorded an impairment loss of $11,872,332 pertaining to goodwill in the consolidated statements of operations. The following is a summary of goodwill and intangible impairment recorded pertaining to each entity:

	Year Ended
	December 31,
	2022	2021
Bailey brand name (intangibles)	$2,182,000	$3,400,000
Bailey goodwill	3,321,095	—
Total impairment	$5,503,095	$3,400,000

In determining the fair value of the respective reporting units, management estimated the price that would be received to sell the reporting unit as a whole in an orderly transaction between market participants at the measurement date. This includes reviewing market comparables such as revenue multipliers and assigning certain assets and liabilities to the reporting units, such as the respective working capital deficits of each entity and debt obligations that would need to be assumed by a market participant buyer in an orderly transaction. The Company calculated the carrying amounts of each reporting unit by utilizing the entities’ assets and liabilities at December 31, 2022, including the carrying value of the identifiable intangible assets and goodwill assigned to the respective reporting units.

Refer to Note 12 for the related developments with H&J.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument.

If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Revenue Recognition

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. The Company provides the customer the right of return on the product and revenue is adjusted based on an estimate of the expected returns based on historical rates. The Company considers the sale of products as a single performance obligation. Sales tax collected from customers and remitted to taxing authorities is excluded from revenue and is included in accrued expenses. Revenue is deferred for orders received for which associated shipments have not occurred.

The reserve for returns totaled $307,725 and $33,933 as of December 31, 2022 and 2021, respectively, and is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Cost of Revenues

Cost of revenues consists primarily of inventory sold and related freight-in. Cost of revenues includes direct labor pertaining to our inventory production activities and an allocation of overhead costs including rent and insurance. Cost of revenues also includes inventory write-offs and reserves.

Shipping and Handling

The Company recognizes shipping and handling billed to customers as a component of net revenues, and the cost of shipping and handling as distribution costs. Total shipping and handling billed to customers as a component of net revenues was approximately $72,000 and $23,000 for the years ended December 31, 2022 and 2021, respectively. Total shipping and handling costs included in distribution costs were approximately $525,000 and $423,000, respectively.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2022 and 2021 amounted to approximately $1,178,000 and $240,000, respectively. The amounts are included in sales and marketing expense.

General and Administrative

General and administrative expenses consist primarily of compensation and benefits costs, professional services and information technology. General and administrative expenses also include payment processing fees, design and warehousing fees.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2022 and 2021, the Company did not have any derivative instruments that were designated as hedges.

Stock Option and Warrant Valuation

Stock option and warrant valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model. For warrants and stock options issued to non- employees, the Company accounts for the expected life based on the contractual life of the warrants and stock options. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The number of stock award forfeitures are recognized as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as an expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2020, the Company had capitalized $214,647 in deferred offering costs. Upon completion of the IPO in May 2021, all capitalized deferred offering costs were charged to additional paid-in capital. As of December 31, 2021, the Company capitalized $367,696 in deferred offering costs pertaining to its equity line of credit agreement with Oasis (Note 8). In 2022, the Company wrote off these costs to general and administrative expenses in the consolidated statements of operations as the equity line of credit financing never occurred.

Segment Information

In accordance with ASC 280, Segment Reporting (“ASC 280”), we identify our operating segments according to how our business activities are managed and evaluated. As of December 31, 2022 our operating segments included: DSTLD, Bailey, H&J, Stateside and Sundry. Each operating segment currently reports to the Chief Executive Officer. Each of our brands serve or are expected to serve customers through our wholesale, in store and online channels, allowing us to execute on our omni-channel strategy. We have determined that each of our operating segments share similar economic and other qualitative characteristics, and therefore the results of our operating segments are aggregated into one reportable segment. All of the operating segments have met the aggregation criteria and have been aggregated and are presented as one reportable segment, as permitted by ASC 280. We continually monitor and review our segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact our reportable segments.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Convertible notes	37,915	1,916
Series A convertible preferred stock	4,320	—
Common stock warrants	176,733	1,432
Stock options	1,558	1,558
Total potentially dilutive shares	220,526	4,907

The potentially dilutive shares pertaining to the Company’s outstanding convertible notes were calculated based on the assumed conversion abilities as of December 31, 2022 and 2021. The ultimate number of shares for which the notes can convert into is indeterminable.

The stock options and warrants above are out-of-the-money as of December 31, 2022 and 2021.

Concentrations

The Company utilized three and two vendors that made up 30% and 40%, respectively, of all inventory purchases during the years ended December 31, 2022 and 2021. The loss of one of these vendors, may have a negative short-term impact on the Company’s operations; however, we believe there are acceptable substitute vendors that can be utilized longer-term.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. The Company has elected to utilize the extended adoption period available to the Company as an emerging growth company and has not currently adopted this standard. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2021. The Company has adopted ASU 2016-02 as of January 1, 2022. See Note 11.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4: BUSINESS COMBINATIONS AND DISPOSITION

2022 Acquisition

Sundry

On December 30, 2022, the Company completed its previously announced acquisition (the “ Sundry Acquisition”) of all of the issued and outstanding membership interests of Sunnyside, LLC, a California limited liability company (“Sundry”), pursuant to that certain Second Amended and Restated Membership Interest Purchase Agreement (the “ Sundry Agreement”), dated October 13, 2022, by and among Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“ Sundry Sellers”), George Levy as the Sundry Sellers’ representative, the Company as Buyer, and Sundry.

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, exchanged all of such membership interests for (i) $7.5 million in cash, (ii) $5.5 million in promissory notes of the Company (the “Sundry Notes”), and (iii) a number of shares of common stock of the Company equal to $1.0 million (the “Sundry Shares”), calculated in accordance with the terms of the Agreement, which consideration was paid or delivered to the Sellers, Jenny Murphy and Elodie Crichi. Each Sundry Note bears interest at eight percent (8%) per annum and matured on February 15, 2023 (see Note 7). The Company issued 3,636 shares of common stock to the Sundry Sellers on December 30, 2022 at a fair value of $1,000,000.

The Company evaluated the acquisition of Sundry pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

Total fair value of the purchase price consideration was determined as follows:

Cash	$7,500,000
Promissory notes payable	5,500,000
Common stock	1,000,000
Purchase price consideration	$14,000,000

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

Purchase Price
Allocation
Cash and cash equivalents	$252,697
Accounts receivable, net	63,956
Due from factor, net	387,884
Inventory	2,941,755
Prepaid expenses and other current assets	32,629
Property, equipment and software, net	48,985
Goodwill	3,711,322
Intangible assets	7,403,800
Accounts payable	(615,706)
Accrued expenses and other liabilities	(227,321)
Purchase price consideration	$14,000,000

The customer relationships and will be amortized on a straight-line basis over their estimated useful lives of three years. The brand name is indefinite-lived. The Company used the relief of royalty and income approach to estimate the fair value of intangible assets acquired.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes. The results of Sundry have been included in the consolidated financial statements since the date of acquisition.

Previous Acquisitions

Bailey

On February 12, 2020, the Company acquired 100% of the membership interests of Bailey. The purchase price consideration included (i) an aggregate of 20,754,717 shares of Series B Preferred Stock of the Company (the “Parent Stock”) and (ii) a promissory note in the principal amount of $4,500,000. The total purchase price consideration was $15,500,000.

DBG agreed that if at that date which is one year from the closing date of the IPO, the product of the number of shares of Parent Stock issued under the Merger multiplied by the sum of the closing price per share of the common stock of the Company on such date, plus Sold Parent Stock Gross Proceeds (as that term is defined in the Merger Agreement), does not exceed the sum of $11,000,000 less the value of any Holdback Shares cancelled further to the indemnification provisions of the Merger Agreement, then the Company shall issue to the Holders pro rata an additional aggregate number of shares of common stock of the Company equal to the valuation shortfall at a per share price equal to the then closing price per share of the common stock of the Company.

As of December 31, 2022 and 2021, the Company has a contingent consideration liability of $10,698,475 and $7,935,016, respectively, based on the valuation shortfall as noted above. See Note 3.

Harper & Jones

On May 18, 2021, the Company closed its acquisition of H&J pursuant to its previously disclosed Membership Interest Stock Purchase Agreement (as amended, the “Purchase Agreement”) with D. Jones Tailored Collection, Ltd. (the “Seller”), to purchase 100% of the issued and outstanding equity of Harper & Jones LLC. The purchase price consideration included (i) an aggregate of 87,711 shares of the Company’s common stock and (ii) $500,000 financed from the proceeds of the IPO.

Pursuant to the H&J Purchase Agreement, the Seller, as the holder of all of the outstanding membership interests of H&J, exchanged all of such membership interests for a number of common stock of the Company equal to the lesser of (i) $9.1 million at a per share price equal to the initial public offering price of the Company’s shares offered pursuant to its initial public offering or (ii) the number of Subject Acquisition Shares; “Subject Acquisition Shares” means the percentage of the aggregate number of shares of the Company’s common stock issued pursuant to the Agreement, which is the percentage that Subject Seller Dollar Value is in relation to Total Dollar Value. “Subject Seller Dollar Value” means $9.1 million. If, at the one year anniversary of the closing date of the Company’s IPO, the product of the number of shares of the Company’s common stock issued at the closing of the acquisition multiplied by the average closing price per share of the shares of the Company’s common stock as quoted on the NasdaqCM for the thirty (30) day trading period immediately preceding such date does not exceed the sum of $9.1 million less the value of any shares of the Company’s common stock cancelled further to any indemnification claims made against the Seller then the Company shall issue to Seller an additional aggregate number of shares of the Company’s common stock equal to the valuation shortfall at a per share price equal to the then closing price per share of the Company’s common stock as quoted on the NasdaqCM.

The Company evaluated the acquisition of H&J pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

Total fair value of the purchase price consideration was determined as follows:

Cash	$500,000
Common stock	8,025,542
Contingent consideration	3,421,516
Purchase price consideration	$11,947,058

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

Purchase Price
Allocation
Cash and cash equivalents	$24,335
Accounts receivable, net	49,472
Due from factor, net	—
Inventory	77,159
Prepaid expenses and other current assets	69,715
Property, equipment and software, net	83,986
Goodwill	9,681,548
Intangible assets	3,936,030
Accounts payable	(51,927)
Accrued expenses and other liabilities	(107,957)
Purchase price consideration	$11,947,058

The customer relationships and will be amortized on a straight-line basis over their estimated useful lives of three years. The brand name is indefinite-lived. The Company used the relief of royalty approach to estimate the fair value of intangible assets acquired.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

The Company recorded an initial contingent consideration liability at a fair value of $3,421,516 based on the valuation shortfall noted above. As of December 31, 2022 and 2021, the H&J contingent consideration was valued at $1,400,000 and $4,244,460, respectively. See Note 3.

The results of H&J have been included in the consolidated financial statements since the date of acquisition. H&J’s 2021 net revenue and net loss included in the consolidated financial statements since the acquisition date were approximately $1,860,000 and $390,000, respectively.

June 2023 Disposition

On June 21, 2023, the Company and the former owners of H&J executed a Settlement Agreement and Release (the “Settlement Agreement”) whereby contemporaneously with the parties’ execution of the Settlement Agreement (i) the Company agreed to make an aggregate cash payment of $229,000 to D. Jones Tailored Collection, Ltd. (“D. Jones”), (ii) the Company issued 78,103 shares of common stock to D. Jones, and (iii) the Company assigned and transferred one hundred percent (100%) of the Company’s membership interest in H&J to D. Jones. This transaction is known as the “H&J Settlement”. The H&J Settlement was accounted for a business disposition in accordance with ASC 810-40-40-3A.

In accordance with the provisions of ASC 205-20, the Company has excluded the results of discontinued operations from its results of continuing operations in the accompanying consolidated statements of operations for the three and six months ended June 30, 2023 and 2022 in its Form 10-Q Quarterly Report filed on August 21, 2023. Accordingly, the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted retroactively to account for the discontinued operations classification of H&J.

Significant components of H&J’s assets and liabilities consist of the following:

	December 31,
	2022	2021
Cash and cash equivalents	$7,666	$12,598
Inventory	102,718	95,155
Accounts receivable, net	45,018	22,010
Goodwill	1,130,310	9,681,548
Intangible assets, net	1,521,265	3,578,182
Other current and non-current assets	62,703	161,740
Accounts payable	81,991	54,981
Accrued expenses and other liabilities	520,195	381,290
Deferred revenue	202,129	276,397
Due to related parties	1,008	21,361
Note payable - related party	129,489	299,489
Loan payable	284,059	148,900

The results of the discontinued operations of H&J for the years ended December 31, 2022 and 2021 consist of the following:

	Year Ended
	December 31,
	2022	2021

Net revenues	$3,637,620	$1,819,896
Cost of net revenues	1,241,594	1,888,091
Gross profit (loss)	2,396,026	(68,195)

Operating expenses:
General and administrative	2,303,854	603,007
Sales and marketing	931,650	540,873
Impairment	10,036,238	—
Total operating expenses	13,271,742	1,143,880

Loss from operations	(10,875,716)	(1,212,075)

Other income (expense):
Interest expense	(52,927)	(44,828)
Other non-operating income (expenses)	—	233,030
Total other income (expense), net	(52,927)	188,202

Income tax benefit (provision)	—	—
Net loss from discontinued operations	$(10,928,643)	$(1,023,873)

Weighted average common shares outstanding - basic and diluted	30,852	3,052

Net loss from discontinued operations per common share - basic	$(354.23)	$(335.52)

Stateside

On August 30, 2021, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with Moise Emquies pursuant to which the Company acquired all of the issued and outstanding membership interests of MOSBEST, LLC, a California limited liability company (“Stateside” and such transaction, the “Stateside Acquisition”). Pursuant to the MIPA, Moise Emquies, as the holder of all of the outstanding membership interests of Stateside, exchanged all of such membership interests for $5.0 million in cash and 44,062 shares of the Company’s common stock (the “Shares”), which number of Shares was calculated in accordance with the terms of the MIPA. Of such amount, $375,000 in cash and a number of Shares equal to $375,000, or 3,305 shares (calculated in accordance with the terms of the MIPA), is held in escrow to secure any working capital adjustments and indemnification claims. The MIPA contains customary representations, warranties and covenants by Moise Emquies.

The Company evaluated the acquisition of Stateside pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

Total fair value of the purchase price consideration was determined as follows:

Cash	$5,000,000
Common stock	3,403,196
Purchase price consideration	$8,403,196

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

Purchase Price
Allocation
Cash and cash equivalents	32,700
Accounts receivable, net	154,678
Due from factor, net	371,247
Inventory	603,625
Prepaid expenses and other current assets	7,970
Deposits	9,595
Property, equipment and software, net	—
Goodwill	2,104,056
Intangible assets	5,939,140
Accounts payable	(374,443)
Accrued expenses and other liabilities	(445,372)
$8,403,196

The customer relationships and will be amortized on a straight-line basis over their estimated useful lives of three years. The brand name is indefinite-lived. The Company used the relief of royalty and income approach to estimate the fair value of intangible assets acquired.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

Per the terms of the MIPA, a working capital adjustment of $493,791 was recorded during the fourth quarter. Net amounts due to the seller are $396,320 at December 31, 2021 (Note 7).

The results of Stateside have been included in the consolidated financial statements since the date of acquisition. Stateside’s 2021 net revenue and net loss included in the consolidated financial statements since the acquisition date were approximately $1,695,000 and $285,000, respectively.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the Bailey, H&J, Stateside and Sundry acquisitions had occurred as of January 1, 2021. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisitions been completed on this date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The following unaudited pro forma financial information includes incremental property and equipment depreciation and intangible asset amortization as a result of the acquisitions. The unaudited pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition:

	Year Ended
	December 31,
	2022	2021
Net revenues	$28,519,261	$34,635,426
Net loss	$(42,001,415)	$(33,171,473)
Net loss per common share	$(1,361.50)	$(10,870.25)

NOTE 5: DUE FROM FACTOR

The Company, via its subsidiaries, Bailey, Stateside and Sundry, assigns a portion of its trade accounts receivable to third- party factoring companies, who assumes the credit risk with respect to the collection of non-recourse accounts receivable. The Company may request advances on the net sales factored at any time before their maturity date, and up to 50% of eligible finished goods inventories based on the terms of one of our agreements that terminated in 2021. The factor charges a commission on the net sales factored for credit and collection services. For one factoring company, interest on advances is charged as of the last day of each month at a rate equal to the LIBOR rate plus 2.5% for Bailey. For Stateside and Sundry, should total commission and fees payable be less than $30,000 in a single year, then the factor shall charge the difference between the actual fees in said year and $30,000 to the Company. Interest on advances is charged as of the last day of each month at a rate equal to the greater of either, (a) the Chase Prime Rate + (2.0)% or (b) (4.0)% per annum. For another factoring company, interest is charged at one-thirty-third (1/33) of one percent per day, such rate to increase or decrease in accordance with changes in the “Prime Rate”, which such prime rate to be deemed to be 4.25% on the date of the agreement.

Advances are collateralized by a security interest in substantially all of the companies’ assets.

Due to/from factor consist of the following:

	December 31,
	2022	2021
Outstanding receivables:
Without recourse	$564,548	$579,295
With recourse	352,379	361,584
Advances	118,521	121,617
Credits due customers	(196,048)	(77,208)
	$839,400	$985,288

NOTE 6: GOODWILL AND INTANGIBLE ASSETS

Goodwill

The Company recorded goodwill from each of its business combinations. The following is a summary of goodwill by entity for the years ended December 31, 2022 and 2021:

	Bailey	Stateside	Sundry	Total
Balances at December 31, 2020	$6,479,218	$—	$—	$6,479,218
Business combination	—	2,104,056	—	2,104,056
Impairment	—	—	—	—
Balances at December 31, 2021	6,479,218	2,104,056	—	8,583,274
Business combination	—	—	3,711,322	3,711,322
Impairment	(3,321,095)	—	—	(3,321,095)
Balances at December 31, 2022	$3,158,123	$2,104,056	$3,711,322	$8,973,501

Refer to Note 3 for discussion on the goodwill impairment recorded in 2022.

As of December 31, 2022, there was approximately $3.2 million for Bailey in goodwill that relates to liabilities in excess of assets.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 and 2021:

	Gross	Accumulated	Carrying
December 31, 2022	Amount	Amortization	Value
Amortized:
Customer relationships	$9,734,560	(2,670,202)	$7,064,358
	9,734,560	(2,670,202)	7,064,358

Indefinite-lived:
Brand name	$5,841,880	—	5,841,880
	$15,576,440	$(2,670,202)	$12,906,238

	Gross	Accumulated	Carrying
December 31, 2021	Amount	Amortization	Value
Amortized:
Customer relationships	$4,736,080	(1,091,509)	$3,644,571
	4,736,080	(1,091,509)	3,644,571

Indefinite-lived:
Brand name	$5,618,560	—	5,618,560
	$10,354,640	$(1,091,509)	$9,263,131

Due to the effects of COVID-19 and revenue levels not recovering as quickly as anticipated and related uncertainty which affected Bailey’s results and near-term demand for its products, the Company determined that there were indications for further impairment analysis in both 2022 and 2021. Due to Harper’s revenue levels lower as compared to initial projects, the Company determined that there were indications for further impairment analysis in 2022. Refer to Note 3 for discussion on the intangible asset impairment recorded in 2022 and 2021.

Management determined circumstances existed that indicated the carrying value may not be recoverable. The impairment analysis was based on the relief from royalty method using projected revenue estimates and discounts rates believed to be appropriate. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. The discount rate, revenue assumptions and terminal growth rate of our reporting unit were the material assumptions utilized in the model used to estimate the fair value of the Bailey unit. The analysis requires estimates, assumptions and judgments about future events. Our analysis uses our internally generated long-range plan. The long-range plan reflects management judgment, which includes observation of expected industry trends.

The Company recorded amortization expense of $1,653,819 and $1,128,524 during the years ended December 31, 2022 and 2021, respectively, which is included in general and administrative expenses in the consolidated statements of operations.

Future amortization expense at December 31, 2022 is as follows:

Year Ending December 31,
2023	2,924,020
2024	2,474,178
2025	1,666,160
$7,064,358

NOTE 7: LIABILITIES AND DEBT

Accrued Expenses and Other Liabilities

The Company accrued expenses and other liabilities line in the consolidated balance sheets is comprised of the following as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Accrued expenses	$668,714	$178,819
Reserve for returns	307,725	33,933
Payroll related liabilities	2,618,870	1,183,598
Sales tax liability	262,765	225,804
Due to seller	—	396,320
Other liabilities	78,845	59,613
	$3,936,920	$2,078,087

As of December 31, 2022, payroll liabilities included an aggregate of $1,074,316 in payroll taxes due to remit to federal and state authorities. Of this amount, $539,839 pertained to DBG and $534,477 pertained to Bailey44. The amounts are subject to further penalties and interest.

As of December 31, 2022, accrued expenses included $535,000 in accrued common stock issuances pursuant to an advisory agreement for services performed in 2022. The 200 shares of common stock owed per the agreement are expected to be issued in the second quarter of 2023.

Due to seller represents amounts to the seller owed pursuant the Stateside Acquisition after certain purchase price adjustments were made in the fourth quarter of 2021, and repaid in 2022.

Venture Debt

As of December 31, 2021, the gross loan balance with Black Oak Capital (“Black Oak”) pertaining to its senior credit agreement was $6,001,755. In February 2022, the Company received $237,500 in proceeds, including loan fees of $12,500, from the existing venture debt lender under the same terms as the existing facility.

On September 29, 2022, the Company and Black Oak executed a Securities Purchase Agreement (the “Black Oak SPA”) whereby the Company issued 6,300 shares of Series A Convertible Preferred Stock to Black Oak for $1,000 per share (see Note 7). The shares were issued pursuant to the conversion of Black Oak’s entire principal amount of $6,251,755, and the Company recorded $48,245 in interest as part of the conversion. Pursuant to the Black Oak SPA, all accrued interest remaining outstanding. Accrued interest was $269,880 as of December 31, 2022.

For the year ended December 31, 2022 and 2021, $12,500 and $147,389 of loan fees and discounts from warrants were amortized to interest expense, leaving unamortized balance of $0 as of December 31 2022. Interest expense was $573,455 and $825,219 for the years ended December 31, 2022 and 2021, respectively.

Convertible Debt

2020 Regulation CF Offering

During the year ended December 31, 2020, the Company received gross proceeds of $450,308 from a Regulation CF convertible debt offering. In 2021, the Company received additional gross proceeds of $473,650. Interest was 6% per annum and the debt was due October 30, 2022. Upon closing of the IPO, the outstanding principal and accrued and unpaid interest of $16,942 was converted into 12,786 shares of common stock based on the terms of the notes. Total issuances costs were $69,627, which was recognized as a debt discount and was amortized in 2021 through the date of IPO when such debt converted. During the year ended December 31, 2021, $27,894 of the debt discount was amortized to interest expense.

Table of Contents

Concurrently with the offering above, in 2021 and 2020 the Company received gross proceeds of $55,000 and $800,000, respectively, from a Regulation D convertible debt offering. The debt accrued interest at a rate of 14% per annum with a maturity date of nine months from the date of issuance. In addition, the Company issued 0.2 warrants to purchase common stock in connection with the notes. The issuance costs and warrants are recognized as a debt discount and were amortized in 2021 through the date of IPO when such debt converted. The fair value of the warrants was determined to be negligible.

Upon closing of the IPO, $755,000 in outstanding principal and approximately $185,000 of the accrued and unpaid interest was converted into 181 shares of common stock. As of December 31, 2022 and 2021, there was $100,000 remaining in outstanding principal that was not converted into equity (see table below).

During the year ended December 31, 2021, $100,000 of the debt discount was amortized to interest expense. The Company recorded an additional $132,609 in default interest expense upon conversion of these notes.

2019 Regulation D Offering

For the year ended December 31, 2019, the Company received gross proceeds of $799,280 from a Regulation D convertible debt offering. The debt accrued interest at a rate of 12% per annum with a maturity date of thirty-six months from the date of issuance. The debt was contingently convertible and contained both automatic and optional conversions.

Upon closing of the IPO, the outstanding principal was converted into 145 shares of common stock.

Convertible Promissory Notes

2021 Notes

On August 27, 2021, the Company entered into a Securities Purchase Agreement with Oasis Capital, LLC (“Oasis Capital”) further to which Oasis Capital purchased a senior secured convertible note (the “Oasis Note”), with an interest rate of 6% per annum, having a face value of $5,265,000 for a total purchase price of $5,000,000, secured by all assets of the Company.

The Oasis Note, in the principal amount of $5,265,000, bears interest at 6% per annum and is due and payable 18 months from the date of issuance, unless sooner converted. The Oasis Note is convertible at the option of Oasis Capital into shares of the Company’s common stock at a conversion price (the “ Oasis Conversion Price”) which is the lesser of (i) $90.601, and (ii) 90% of the average of the two lowest volumed weighted average prices (“VWAPs’) during the five consecutive trading day period preceding the delivery of the notice of conversion. Oasis Capital is not permitted to submit conversion notices in any thirty day period having conversion amounts equaling, in the aggregate, in excess of $500,000. If the Oasis Conversion Price set forth in any conversion notice is less than $7,500 per share, the Company, at its sole option, may elect to pay the applicable conversion amount in cash rather than issue shares of its common stock.

On October 1, 2021, the Company entered into an Amended and Restated Securities Purchase Agreement with FirstFire Global Opportunities Fund, LLC (“FirstFire”) and Oasis Capital further to which FirstFire purchased a Senior Secured Convertible Promissory Note (the “First FirstFire Note”), with an interest rate of 6% per annum, having a face value of $1,575,000 for a total purchase price of $1,500,000, secured by all assets of the Company.

The First FirstFire Note, in the principal amount of $1,575,000, bears interest at 6% per annum and is due and payable 18 months from the date of issuance, unless sooner converted. The First FirstFire Note is convertible at the option of FirstFire into shares of the Company’s common stock at a conversion price (the “First FirstFire Conversion Price”) which is the lesser of (i) $9,880, and (ii) 90% of the average of the two lowest volume-weighted average prices during the five consecutive trading day period preceding the delivery of the notice of conversion.

On November 16, 2021, the Company entered into a Securities Purchase Agreement with FirstFire further to which FirstFire purchased a Senior Secured Convertible Promissory Note (the “Second FirstFire Note” and together with the First FirstFire Note, the “FirstFire Notes”), with an interest rate of 6% per annum, having a face value of $2,625,000 for a total purchase price of $2,500,000.

The Second FirstFire Note is convertible at the option of FirstFire into shares of the Company’s common stock at a conversion price (the “Second FirstFire Conversion Price”) which is the lesser of (i) $10,700, and (ii) 90% of the average of the two lowest volume-weighted average prices during the five consecutive trading day period preceding the delivery of the notice of conversion.

The Company evaluated the terms of the conversion features of the Oasis and FirstFire Notes as noted above in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock, and determined they are not indexed to the Company’s common stock and that the conversion features meet the definition of a liability. The notes contain an indeterminate number of shares to settle with conversion options outside of the Company’s control. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the Oasis and FirstFire Notes, the Company recognized a derivative liability at an aggregate fair value of $3,204,924, which is recorded as a debt discount and was amortized over the life of the notes.

The original issue discount and issuance costs for the Oasis and FirstFire Notes totaled $1,560,000, which were recognized as a debt discount and was amortized over the life of the notes.

As of December 31, 2021, the outstanding principal of the FirstFire and Oasis Notes was $9,465,000. During the year ended December 31, 2022, the Company fully converted the outstanding principal of $9,465,000 and accrued interest of $533,242 into an aggregate of 79,807 shares of commons stock. The Company recorded an additional $484,904 in interest expense as a result of the conversions. As a result of the conversions, all terms and conditions under the notes were met and no further obligations exist.

2022 Notes

On April 8, 2022, the Company and various purchasers executed a Securities Purchase Agreement (“April Notes”) whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $3,068,750, consisting of original issue discount of $613,750. The Company received net proceeds of $2,313,750 after the original issue discount and fees, resulting in a debt discount of $755,000. Upon the Company’s public offering in May 2022 (see below), the Company repaid $3,068,750 to the investors and the debt discount was fully amortized.

In connection with the April Notes, the Company issued an aggregate of 503 warrants to purchase common stock at an exercise price of $3,050 per share. The Company recognized $98,241 as a debt discount for the fair value of the warrants using the Black-Scholes option model, which was fully amortized upon the notes’ repayment in May.

On July 22 and July 28, 2022, the Company and various purchasers executed a Securities Purchase Agreement (“July Notes”) whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $1,875,000, consisting of original issue discount of $375,000. The Company received net proceeds of $1,450,000 after the original issue discount and fees.

In connection with the July 22 and July 28 notes, the Company issued an aggregate of 1,645 and 1,106 warrants to purchase common stock at an exercise price of $380 and $282.50 per share, respectively. The Company recognized $692,299 as a debt discount for the fair value of the warrants using the Black-Scholes option model, which will be amortized to interest expense over the life of the notes.

If the July Notes are not repaid in full by the maturity date or if any other event of default occurs, (1) the face value of the notes will be automatically increased to 120%; (2) the notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the Investors’ discretion, the notes shall become convertible at the option of the investors into shares of the Company’s common stock at a conversion price equal to the closing price of the Company’s common stock on the on the date of the note conversion.

The Company evaluated the terms of the conversion features of the July notes as noted above in accordance with ASC Topic No. 815 — 40, Derivatives and Hedging — Contracts in Entity’s Own Stock, and determined they are not indexed to the Company’s common stock and that the conversion features meet the definition of a liability. The notes contain an indeterminate number of shares to settle with conversion options outside of the Company’s control. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the July, the Company recognized a derivative liability at an aggregate fair value of $559,957, which was recorded as a debt discount and will amortized over the life of the notes.

In December 2022, the Company fully repaid the outstanding principal of $1,875,000 pertaining to the July 22 and 28 notes, as well as an additional $416,923 due to the default provisions noted above. This amount was included in interest expense in the consolidated statements of operations.

On December 29, 2022, the Company and various purchasers executed a Securities Purchase Agreement (“December Notes”) whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $4,000,000, consisting of original issue discount of $800,000. The Company received net proceeds of $3,000,000. The December Notes were due and payable on February 15, 2023. If the December Notes are not repaid in full by the maturity date or if any other event of default occurs, (1) the face value of the December Notes will be automatically increased to 120%; (2) the Notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the investors’ discretion, the December Notes shall become convertible at the option of the investors into shares of the Company’s common stock at a conversion price equal to the closing price of the Company’s common stock on the date of the note conversion. The December Notes were fully repaid in February 2023.

In connection with the December Notes, the Company issued to the investors an aggregate of 18,779 warrants to purchase common stock at an exercise price equal to $106.50, and 2,400 shares of common stock. The Company recognized $428,200 as a debt discount for the fair value of the warrants and common shares using the Black-Scholes option model, which will be amortized to interest expense over the life of the notes.

The following is a summary of the convertible notes for the years ended December 31, 2022 and 2021:

		Unamortized	Convertible Note
	Principal	Debt Discount	Payable, Net
Balance, December 31, 2020	$100,000	$—	$100,000
Issuance of Oasis note, net of issuance costs	5,265,000	(715,000)	4,550,000
Issuance of FirstFire First note, net of issuance costs	1,575,000	(315,000)	1,260,000
Issuance of Second FirstFire note, net of issuance costs	2,625,000	(530,000)	2,095,000
Derivative liability in connection with notes	—	(3,204,924)	(3,204,924)
Amortization of debt discount	—	801,538	801,538
Balance, December 31, 2021	9,565,000	(3,963,386)	5,601,614
Proceeds from issuance of notes	8,943,750	(1,992,500)	6,951,250
Repayments of notes	(4,943,750)	—	(4,943,750)
Conversion of notes into common stock	(9,465,000)	—	(9,465,000)
Warrant and common shares issued with convertible notes	—	(1,368,741)	(1,368,741)
Derivative liability in connection with notes	—	(559,957)	(559,957)
Amortization of debt discount	—	6,506,384	6,506,384
Balance, December 31, 2022	$4,100,000	$(1,378,200)	$2,721,800

As of December 31, 2022, the December Notes remained outstanding with a principal of $4,000,000 and unamortized debt discount of $1,278,200, consisting of the original issue discount, $50,000 in other financing fees, and the fair value of warrants and shares. The December Notes were fully repaid in February 2023 (see Note 14).

During the years ended December 31, 2022 and 2021, the Company amortized $6,506,384 and $801,538, respectively of debt discount to interest expense pertaining to all convertible notes. As of December 31, 2022, there was no remaining derivative liability outstanding pertaining to any convertible notes.

Loan Payable — PPP and SBA Loan

In December 2021, the Company received notification that both its PPP Loans of $203,994 and $204,000 were approved for full forgiveness. As such, $407,994 was recorded as other non-operating income in the consolidated financial statements.

In April 2022, Bailey received notification of full forgiveness of its 2nd PPP Loan totaling $1,347,050 and partial forgiveness of its 1st PPP Loan totaling $413,705. As of December 31, 2022, Bailey had an outstanding PPP Loan balance of $933,295 and matures in 2026.

As of December 31, 2022, the Company and H&J had outstanding loans under the EIDL program of $150,000 and $147,438, respectively. The EIDL Loans mature in thirty years from the effective date of the Loan and has a fixed interest rate of 3.75% per annum. The H&J loan was classified in liabilities per discontinued operations.

Loan Payable

In May 2021, H&J entered into a loan payable with a bank and received proceeds of $75,000. The line bears interest at 7.76% and matures in December 2025. As of December 31, 2022 and 2021, the outstanding balance was $73,187 and $72,269, respectively. The H&J loan was classified in liabilities per discontinued operations.

In December 2021, H&J entered into a merchant advance loan for a principal amount of $153,860 and received proceeds of $140,000. The loan bears interest at 9.9% and matures in June 2023. As of December 31, 2021, the outstanding balance was $149,962. The H&J loan was classified in liabilities per discontinued operations.

Note Payable – Related Party

As of December 31, 2022 and 2021, H&J had an outstanding note payable of $129,489 and $299,489, respectively owned by the H&J Seller. The note matured in July 2022 and bears interest at 12% per annum. The H&J loan was classified in liabilities per discontinued operations.

Merchant Advances

In 2022 and 2021, H&J entered into merchant advance loans for proceeds of $147,267 and $140,000, respectively. The loan bears interest at 9.9% per annum. As of December 31, 2022 and 2021, the outstanding principal of the loans was $63,433 and $149,962, respectively. The outstanding loan at December 31, 2022 matures in November 2023.

In 2022, the Company obtained several merchant advances for net proceeds of $1,335,360 to fund operations. These advances are, for the most part, secured by expected future sales transactions of the Company with expected payments on a weekly basis. During 2022, the Company made repayments totaling $1,078,385 and $896,334 remained outstanding, which is expected to be repaid in 2023. As of the date of these financial statements, the Company was in compliance with these covenants.

Promissory Note Payable

As noted in Note 4, the Company issued a promissory note in the principal amount of $4,500,000 to the Bailey Holders pursuant to the Bailey acquisition. Upon the IPO closing in May 2021, the Company repaid $1,000,000 of the outstanding principal on this note in May 2021. In August 2021, the maturity date was further extended to December 31, 2022. The Company is required to make prepayments of $2,000,000 to $4,000,000 if the Company completes a secondary public offering. If a public offering is not consummated before October 31, 2021 and June 30, 2022, the Company shall repay 10% of the outstanding principal at each date. The Company did not make any payments in October 2021, and the Company and the lender agreed to defer these payments to the maturity date of the loan, December 31, 2022. As of the date of these financial statements, the parties are undergoing an extension of the maturity date, but is in technical default.

The note incurs interest at 12% per annum. As of December 31, 2022 and 2021, $3,500,000 remained outstanding.

Interest expense was $420,000 and $494,000 for the years ended December 31, 2022 and 2021, respectively, all of which was accrued and unpaid as of December 31, 2022.

In April 2021, the Company entered into a promissory note in the principal amount of $1,000,000. The Company received $810,000 in proceeds, net of issuance costs and original issue discount. Additionally, the Company issued 48 warrants to the lender, which was recorded as a debt discount at the time of the loan. The fair value of the warrants and shares recorded as a debt discount was $73,958. Upon the closing of the IPO, the note was repaid in full. The entire debt discount of $263,958 was amortized to interest expense upon repayment of the note.

As noted in Note 4, the Company issued a promissory note in the principal amount of $5,500,000 to the Sundry Holders pursuant to the Sundry acquisition. The note bears interest at 8% per annum and matures on February 15, 2023. In February 2023, the parties verbally agreed to extend the maturity date to December 31, 2023.

NOTE 8: STOCKHOLDERS’ DEFICIT

Amendments to Articles of Incorporation

On October 13, 2022, the Company amended its Amended and Restated Certificate of Incorporation to increase to increase the number of authorized shares of the Company’s common stock from 200,000,000 to 1,000,000,000, and in conjunction therewith, to increase the aggregate number of authorized shares to 1,010,000,000 shares.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

On May 18, 2021, the Company filed a Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the Company’s IPO. The Company’s board of directors and stockholders previously approved the Restated Certificate to be effective immediately prior to the closing of the IPO.

The Restated Certificate amends and restates the Company’s amended and restated certificate of incorporation, as amended, in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 200,000,000 shares; (ii) authorize 10,000,000 shares of preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iii) provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least 66⅔% in voting power of the Company’s outstanding capital stock then entitled to vote in an election of directors; (iv) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting; and (v) designate the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain legal actions and proceedings against the Company.

The Restated Certificate also effected a 1-for-15.625 reverse stock split approved by the Company’s Board of Directors as described above.

Series A Preferred Stock

On August 31, 2022, the Company entered into a Subscription and Investment Representation Agreement with Hil Davis, its Chief Executive Officer, pursuant to which the Company agreed to issue 1 share of the Company’s Series A Preferred Stock to for $25,000. The issuance of the preferred stock reduced the due to related party balance. The share of Series A Preferred Stock had 250,000,000 votes per share and voted together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposals to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and to increase the authorized number of shares of the Company’s common stock. The terms of the Series A Preferred Stock provided that the outstanding share of Series A Preferred Stock would be redeemed in whole, but not in part, at any time: (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the approval of Proposals 2 and 6 presented at the Company’s 2022 annual shareholders meeting. Following conclusion of the shareholders meeting, such share of the Company’s Series A Preferred Stock was redeemed. On October 13, 2022, the outstanding share of the Company’s Series A Preferred Stock was redeemed for $25,000.

Series A Convertible Preferred Stock

On September 29, 2022, the Company filed the Certificate of Designation designating up to 6,800 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock.

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series A Preferred Stock.

With respect to any vote with the class of Common Stock, each share of the Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible.

The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

Each share of the Series A Preferred Stock shall be convertible, at any time and from time to time from and after September 29, 2022 at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of the Series A Preferred Stock ($1,000 as of September 29, 2022) by the Conversion Price. The conversion price for each share of the Series A Preferred Stock is the closing price of the Common Stock on September 29, 2022, which was $232.50.

Common Stock

The Company had 1,000,000,000 shares of common stock authorized with a par value of $0.0001 as of December 31, 2022.

Common stockholders have voting rights of one vote per share. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

2022 Transactions

During the year ended December 31, 2022, the Company issued an aggregate of 79,807 shares of common stock pursuant to the conversion of the FirstFire and Oasis Notes (see Note 7).

In September 2022, the Company issued 30 shares of common stock pursuant to a consultant agreement at a fair value of $123,000.

As part of the Sundry acquisition (see Note 4), the Company issued 3,636 shares of common stock to the Sundry Sellers at a fair value of $1,000,000.

In connection with the December Notes, the Company issued 2,400 shares of common stock with a fair value of $264,000.

Underwriting Agreements and Public Offerings

On May 5, 2022, the Company entered into an underwriting agreement (the “Alexander Underwriting Agreement”) with Alexander Capital, L.P., acting as representative of the several underwriters named in the Alexander Underwriting Agreement (the “ Alexander Underwriters”), relating to the Company’s underwritten the offering pursuant to which the Company agreed to issue and sell 14,956 shares of the Company’s common stock. The shares were sold to the public at a combined public offering price of $625 per share and were purchased by the Underwriters from the Company at a price of $575 per share. The Company also granted the Alexander Underwriters a 45-day option to purchase up to an additional 2,243 shares of Common Stock at the same price, which expired and were not purchased.

The shares were sold in the Offering pursuant to a Registration Statement on Form S-1, as amended (File No. 333-264347) (the “Registration Statement”), a Registration Statement on Form S-1 pursuant to 462(b) of the Securities Act of 1933, as amended (File No. 333-264775), and a related prospectus filed with the Securities and Exchange Commission. The public offering closed on May 10, 2022 and the Company sold 14,956 shares of common stock for total gross proceeds of $9.3 million. The Company received net proceeds of $8.1 million after deducting underwriters’ discounts and commissions of $0.7 million and direct offering expenses of $0.5 million.

On November 29, 2022, the Company, entered into a Securities Purchase Agreement with investors pursuant to which the Company agreed to issue and sell, in an offering (i) an aggregate of 6,720 shares (the “Shares”) of the Company’s common stock, and accompanying Class B Warrants (the “Class B Warrants”) to purchase 6,720 shares of common stock and accompanying Class C Warrants (the “Class C Warrants”) to purchase 6,720 shares of Common Stock, at a combined public offering price of $137.50 per share and Class B Warrant and Class C Warrant, and (ii) 66,007 pre-funded warrants (the “Pre-Funded Warrants” and together with the Class B Warrants and the Class C Warrants, the “Warrants” and together with the Shares and the shares of common stock underlying the Warrants, the “Securities”) exercisable for 66,007 shares of Common Stock, and accompanying Class B Warrants to purchase 66,007 shares of Common Stock and Class C Warrants to purchase 66,007 shares of Common Stock, at a combined public offering price of $137.50, less the exercise price of $0.0001, per Pre-Funded Warrant and accompanying Class B Warrant and Class C Warrant, to the Investors, for aggregate gross proceeds from the offering of approximately $10 million before deducting placement agent fees and related offering expenses. As a result of the transaction, the Company issued 72,727 shares of common stock, including the 6,720 shares and the immediate exercise of 66,007 pre-funded warrants, for gross proceeds of $10.0 million. The Company received net proceeds of $9.0 million after deducting placement agent fees and offering expenses.

2021 Transactions

On May 13, 2021, the Company’s registration statement on Form S-1 relating to the IPO was declared effective by the SEC. In the IPO, which closed on May 18, 2021, the Company issued and sold 964 shares of common stock at a public offering price of $10,375 per share. Additionally, the Company issued warrants to purchase 1,111 shares, which includes 145 warrants sold upon the partial exercise of the over-allotment option. The aggregate net proceeds to the Company from the were $8.6 million after deducting underwriting discounts and commissions of $0.8 million and direct offering expenses of $0.6 million.

Upon the closing of the Company’s IPO on May 18, 2021, all then-outstanding shares of Preferred Stock converted into an aggregate of 1,611 shares of common stock according to their terms.

Upon closing of the Company’s IPO, the Company converted outstanding principal totaling $2,680,289 and certain accrued and unpaid interest of the Company’s convertible debt into an aggregate of 454 shares of common stock. See Note 7.

Upon closing of the Company’s IPO, certain officers and directors converted balances due totaling $257,515 into 61 shares of common stock and recorded $233,184 in compensation expense for the shares issued in excess of accrued balances owed.

In connection with the H&J and Stateside acquisitions, the Company issued 877 and 441 shares of common stock to the respective sellers. See Note 4.

Pursuant to a consulting agreement, the Company issued 20 shares of common stock with a guaranteed equity value of $250,000. In connection with the agreement, the Company recorded a contingent consideration liability of $67,000. See Note 3. An additional 17 shares were issued upon settlement of the contingent liability.

In May 2021, an aggregate of 13 warrants were exercised for shares of common stock for proceeds of $145,696. In July 2021, warrant holders exercised 142 warrants for proceeds of $1,622,350.

On June 28, 2021, the Company’s underwriters purchased 145 shares of common stock at a public offering price of $10,375 per share pursuant to the exercise of the remaining portion of their over-allotment option. The Company received net proceeds of approximately $1.4 million after deducting underwriting discounts and commissions of $0.1 million.

In connection with the execution of the Oasis Capital EPA, the Company issued Oasis Capital 51 shares of common stock (the “Commitment Shares”). Upon nine months from the Execution Date, Oasis may return a portion of the Commitment Shares. As of December 31, 2021, the Company recorded the fair value of the Commitment Shares of $367,696 as deferred offering costs as no financings under the related EPA have occurred.

In connection with the Second FirstFire Note, in November 2021 the Company issued (a) 12 additional shares of common stock to FirstFire and (b) 40 additional shares of common stock to Oasis Capital, as set forth in the waivers and consents (the “Waivers”), dated November 16, 2021 executed by each of FirstFire and Oasis Capital (collectively, the “Waiver Shares”). The Company recorded interest expense of $427,700 pertaining to the fair value of the Waiver Shares issued.

In December 2021, the Company issued 60 shares of common stock pursuant to a consulting agreement. The fair value of $339,000 was based on the value of the Company’s common stock on the date of grant and is included in general and administrative expenses in the consolidated statements of operations.

NOTE 9: RELATED PARTY TRANSACTIONS

As of December 31, 2022 and 2021, due to related parties includes advances from the former officer, Mark Lynn, who also serves as a director, totaling $104,568 and $104,568 respectively, and accrued salary and expense reimbursements of $100,649 and $126,706, respectively, to current officers. Upon closing of the IPO, 1,003 shares of common stock were issued to directors as conversion of balances owed.

In October 2022, the Company received advances from a director, Trevor Pettennude, totaling $325,000. The advances are unsecured, non-interest bearing and due on demand. As of December 31, 2022, the amounts were outstanding.

The current CEO, Hil Davis, previously advanced funds to the Company for working capital. These prior advances were converted to a note payable totaling $115,000. Upon closing of the IPO, 5,091 shares of common stock were issued to the CEO as conversion of the outstanding note payable and related accrued interest, accrued compensation and other consideration. As of a result of the transaction, the Company recorded an additional $233,184 in stock compensation expense, which is included in general and administrative expenses in the consolidated statements of operations.

As of December 31, 2022 and 2021, H&J had an outstanding note payable of $129,489 and $299,489, respectively, owned by the H&J Seller. The note matured on December 10, 2022 and bears interest at 12% per annum. The note is in technical default. The H&J note was classified in liabilities per discontinued operations.

NOTE 10: SHARE-BASED PAYMENTS

Common Stock Warrants

2022 Transactions

In connection with the April note agreement, the Company granted warrants to acquire 503 shares of common stock at an exercise price of $3,050.00 per share expiring in April 2027.

On May 10, 2022, pursuant to the Underwriting Agreement, the Company issued the Underwriters’ Warrants to purchase up to an aggregate of 598 shares of common stock. The Underwriters’ Warrants may be exercised beginning on November 1, 2022 until May 5, 2027. The initial exercise price of each Underwriters’ Warrant is $812.50 per share, which represents 130% of the public offering price.

In connection with the July 22 and July 28 notes, the Company issued an aggregate of 1,645 and 1,106 warrants to purchase common stock at an exercise price of $380 and $282.50 per share, respectively. The warrants expire in July 2027.

In connection with the November public offering, the Company granted 66,007 pre-funded warrants which were immediately exercised for shares of common stock. The Company also granted an additional 72,727 Class B Warrants and 72,727 Class C Warrants as part of the offering. Each Class B Warrant has an exercise price of $131.25 per share, is immediately exercisable upon issuance and expires five years after issuance. Each Class C Warrant has an exercise price of $131.25 per share, is immediately exercisable upon issuance and expires thirteen months after issuance. The Company also granted the placement agent 5,455 warrants to purchase common stock at an exercise price of $172 per share, which are exercisable 180 days after issuance and expire in five years.

In connection with the December Notes, the Company issued to the investors an aggregate of 18,779 warrants to purchase common stock at an exercise price equal to $106.50 for a fair value of $164,200. The warrants are immediately exercisable.

The Company granted 1,760 warrants to purchase common stock at an exercise price of $125 to the lender in connection with its merchant advances.

2021 Transactions

In connection with the IPO, the Company issued 964 warrants and an additional 145 warrants to purchase common stock per the over-allotment option. Each warrant will have an exercise price of $11,425 per share (equal to 110% of the offering price of the common stock), will be exercisable upon issuance and will expire five years from issuance.

On May 13, 2021, pursuant to the IPO Underwriting Agreement, the Company issued warrants to the underwriters to purchase up to an aggregate of 48 shares of common stock with an exercise price of $12,975 per share. The warrants may be exercised beginning on November 13, 2021 and will expire five years from issuance.

In connection with the Company’s April 2021 note financing, the Company issued warrants to the lender to purchase up to 48 shares of common stock. The warrants have an exercise price of $10,375 per share and are exercisable immediately after issuance.

In May 2021, an aggregate of 13 warrants were exercised for shares of common stock for proceeds of $145,696. In July 2021, warrant holders exercised 142 warrants for proceeds of $1,622,350.

A summary of information related to common stock warrants for the years ended December 31, 2022 and 2021 is as follows:

	Common	Weighted
	Stock	Average
	Warrants	Exercise Price
Outstanding - December 31, 2020	366	$6,650
Granted	1,205	11,450
Conversion of preferred stock warrants upon IPO	21	19,150
Exercised	(155)	11,425
Forfeited	(4)	19,150
Outstanding - December 31, 2021	1,432	$10,300
Granted	241,308	140.36
Exercised	(66,007)	131.25
Forfeited	—	—
Outstanding - December 31, 2022	176,733	$209.23

Exercisable at December 31, 2021	1,432	$10,300
Exercisable at December 31, 2022	171,278	$210.41

Preferred Stock Warrants

Upon the IPO, all outstanding preferred stock warrants converted into common stock warrants at a ratio of 39,075:1.

Stock Options

2020 Incentive Stock Plan

The Company has adopted a 2020 Omnibus Incentive Stock Plan (the “2020 Plan”). An aggregate of 33,000 shares of the Company’s common stock is reserved for issuance and available for awards under the 2020 Plan, including incentive stock options granted under the 2020 Plan. The 2020 Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. During 2021, 1,093 options were granted to executives and directors at an exercise price from $9,625 to $10,375 per share. As of December 31, 2022, 31,907 options were available for future issuance.

2013 Incentive Stock Plan

The Company has adopted the 2013 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the Plan was 479 shares as December 31, 2022 and 2021. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term often years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 13 and as of December 31, 2022. Vesting generally occurs over a period of immediately to four years.

A summary of information related to stock options under our 2013 and 2020 Stock Plan for the years ended December 31, 2022 and 2021 is as follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding - December 31, 2020	485	$5,850
Granted	1,093	10,375
Exercised	—	—
Forfeited	—	—
Outstanding - December 31, 2021	1,558	$9,053
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding - December 31, 2022	1,558	$9,053
Exercisable at December 31, 2021	1,266	$8,975
Exercisable at December 31, 2022	1,389	$10,125

Weighted average duration (years) to expiration of outstanding options at December 31, 2022	7.00

The assumptions utilized for option grants during the years ended December 31, 2022 and 2021 are as follows:

	Year Ended December 31,
	2022	2021
Risk Free Interest Rate	n/a	0.34% - 0.85%
Expected Dividend Yield	n/a	0.00%
Expected Volatility	n/a	58.00%
Expected Life (years)	n/a	5.18

The total grant-date fair value of the options granted during the years ended December 31, 2021 was $4,696,605. During the year ended December 31, 2022 and 2021, $421,442 and $3,325,897 was recorded to general and administrative expenses, and $57,596 and $551,948 was recorded to sales and marketing expense in the consolidated statements of operations, all respectively. Total unrecognized compensation cost related to non-vested stock option awards as of December 31, 2022 amounted to $577,999 and will be recognized over a weighted average period of 1.56 years.

NOTE 11: LEASE OBLIGATIONS

In April 2021, the Company entered into a lease agreement for operating space in Los Angeles, California. The lease expires in June 2023 and has monthly base rent payments of $17,257. The lease required a $19,500 deposit. The Company adopted ASC 842 on January 1, 2021 and recognized a right of use asset and liability of $250,244 using a discount rate of 6.0%. Under ASC 842, the lease was classified as an operating lease.

Stateside leases office and showroom facilities in Los Angeles, California. The leases expire at various dates through November 2022 with base rents ranging from $3,100 to $9,000.

Total rent expense for the years ended December 31, 2022 and 2021 was $945,216 and $816,790, respectively. Rent is classified by function on the consolidated statements of operations either as general and administrative, sales and marketing, or cost of revenue.

The Company determines whether an arrangement is or contains a lease at inception by evaluating potential lease agreements including services and operating agreements to determine whether an identified asset exists that the Company controls over the term of the arrangement. Lease commencement is determined to be when the lessor provides access to, and the right to control, the identified asset.

The rental payments for the Company’s leases are typically structured as either fixed or variable payments. Fixed rent payments include stated minimum rent and stated minimum rent with stated increases. The Company considers lease payments that cannot be predicted with reasonable certainty upon lease commencement to be variable lease payments, which are recorded as incurred each period and are excluded from the calculation of lease liabilities.

Management uses judgment in determining lease classification, including determination of the economic life and the fair market value of the identified asset. The fair market value of the identified asset is generally estimated based on comparable market data provided by third-party sources.

NOTE 12: CONTINGENCIES

On March 21, 2023, a vendor filed a lawsuit against Digital Brands Group related to trade payables totaling approximately $43,501. Such amounts include interest due, and are included in accounts payable, net of payments made to date, in the accompanying consolidated balance sheets. The Company does not believe it is probable that the losses in excess of such trade payables will be incurred.

On February 7, 2023, a vendor filed a lawsuit against Digital Brands Group related to trade payables totaling approximately $182,400. Such amounts include interest due, and are included in accounts payable, net of payments made to date, in the accompanying consolidated balance sheets. The Company does not believe it is probable that the losses in excess of such trade payables will be incurred.

On November 9, 2022, a vendor filed a lawsuit against Digital Brand's Group related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $50,190. The matter was settled in January 2023 and are on payment plans which will be paid off in April 2023.

In August 2020 and March 2021, two lawsuits were filed against Bailey by third-party’s related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $96,900. Both matters were settled in February 2022 and are on payment plans which will be paid off in July and September of 2023

On December 21, 2020, a Company investor filed a lawsuit against DBG for reimbursement of their investment totaling $100,000. Claimed amounts are included in short-term convertible note payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such short-term note payable will be incurred. The Company is actively working to resolve this matter.

On September 24, 2020 a Bailey’s product vendor filed a lawsuit against Bailey for non-payment of trade payables totaling approximately $481,000 and additional damages of approximately $296,000. Claimed amounts for trade payables are included in accounts payable in the accompanying consolidated balance sheets, net of payments made. In December 2021, the Company reached a settlement; however, the settlement terms were not met and the Company received a judgement of $496,000. The amount due has been paid, the lawsuit dismissed and there is no claim or amount due.

A vendor filed a lawsuit against Bailey related to a retail store lease in the amount of $1.5 million. The Company is disputing the claim for damages and the matter is ongoing.

The Company has been involved in a dispute with the former owners of H&J regarding its obligation to “true up” their ownership interest in our Company further to that membership interest purchase agreement dated May 18, 2021 whereby we acquired all of the outstanding membership interests of H&J (the “H&J Purchase Agreement”). Further to the H&J Purchase Agreement, we agreed that if, at May 18, 2022, the one year anniversary of the closing date of our initial public offering, the product of the number of shares of our common stock issued at the closing of such acquisition multiplied by the average closing price per share of our shares of common stock as quoted on the NasdaqCM for the thirty (30) day trading period immediately preceding such date plus the gross proceeds, if any, of shares of our stock issued to such sellers and sold by them during the one year period from the closing date of the offering does not exceed the sum of $9.1 million, less the value of any shares of common stock cancelled further to any indemnification claims or post-closing adjustments under the H&J Purchase Agreement, then we shall issue to the subject sellers an additional aggregate number of shares of common stock equal to any such valuation shortfall at a per share price equal to the then closing price per share of our common stock as quoted on the NasdaqCM. We did not honor our obligation to issue such shares and the former owner of H&J have claimed that they were damaged as a result. As part of a proposed settlement with such holders, the Company has tentatively agreed to the following: (i) to transfer all membership interests of H&J back to the original owners, (ii) to pay such owners the sum of $229,000, (iii) issue the former owners of H&J an aggregate of $1,400,000 worth of our common stock to be issued on May 16, 2023 based on the lower of (a) the stock closing price per share on May 15, 2023, and (b) the average common stock closing price based on the average of the 5 trading days preceding May 16, 2023, with the closing price on May 9, 2023. Such tentative terms are to be memorialized in definitive purchase agreements and as such there is no assurance that such arrangements will be finalized. As of the issuance date of these financial statements, the above terms and continued negotiations have been verbally approved by the Board.

All claims above, to the extent management believes it will be liable, have been included in accounts payable and accrued expenses and other liabilities in the accompanying consolidated balance sheet as of December 31, 2022.

Except as may be set forth above the Company is not a party to any legal proceedings, and the Company is not aware of any claims or actions pending or threatened against us. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business, the resolution of which the Company does not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

NOTE 13: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards. As of December 31, 2022, and 2021, the Company had net deferred tax assets before valuation allowance of $16,733,582 and $13,103,268, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$16,733,582	$13,108,371
Deferred tax liabilities:
Depreciation timing differences	—	(5,103)
Valuation allowance	(16,733,582)	(13,103,268)
Net deferred tax assets	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $16,733,582 and $13,103,268 were recorded as of December 31, 2022 and 2021, respectively. Valuation allowance increased by $3,630,314 and $3,081,497 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 28.0%. The effective rate is reduced to 0% for 2022 and 2021 due to the full valuation allowance on its net deferred tax assets. The Company has permanent differences, consisting of non-deductible impairments of goodwill and intangible assets of $17.7 million and amortization of non-cash debt issuance costs of $6.5 million.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $59,865,000 and $46,896,000, for which losses from 2018 forward can be carried forward indefinitely.

As a result of prior operating losses, the Company has net operating loss, or “NOL,” carryforwards for federal income tax purposes. The ability to utilize NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if the Company undergoes an ownership change. The Company would undergo an ownership change if, among other things, the stockholders who own, directly or indirectly, 5% or more of our common stock, or are otherwise treated as “5% shareholders” under Section 382 of the U.S. Internal Revenue Code and the regulations promulgated thereunder, increase their aggregate percentage ownership of the Company’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though all tax years from 2018 on remain open to examination.

The Company recorded a tax benefit of $1,100,120 for the year ended December 31, 2021 related to a full release of its valuation allowance pertaining to the acquisition of H&J (see Note 4). The acquisition of H&J created a deferred tax liability position, and those deferred tax liabilities can be used as a source of income for the Company’s existing deferred tax assets.

NOTE 14: SUBSEQUENT EVENTS

On January 11, 2023, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain accredited investor (the “Investor”), pursuant to which the Company agreed to issue and sell, in a private placement (the “Private Placement”), an aggregate of 19,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and accompanying warrants (the “Common Warrants”) to purchase 19,000 shares of Common Stock, at a combined purchase price of $97.875 per share and Common Warrant, and (ii) 32,086 pre-funded warrants (the “Pre-Funded Warrants” and together with the Common Warrants, the “Warrants” and together with the Shares and the shares of Common Stock underlying the Warrants, the “Securities”) exercisable for 32,086 shares of Common Stock, and accompanying Common Warrants to purchase 32,086 shares of Common Stock, at a combined purchase price of $97.875, less the exercise price of $0.0001, per Pre-Funded Warrant and accompanying Common Warrant, to the Investors, for aggregate gross proceeds from the Private Placement of approximately $5 million.

Each Common Warrant has an exercise price of $95 per share, will be immediately exercisable upon issuance and will expire five years from the date of issuance.

In February 2023, the Company fully repaid the December Notes for $4.0 million.

In February 2023, the Company and the Sundry Sellers verbally agreed to extend the maturity date to December 31, 2023.

On April 7, 2023, the Company and various purchasers executed a Securities Purchase Agreement (“April 2023 Notes”) whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $2,208,750, consisting of original issue discount of $408,750. The Company received net proceeds of $1,800,000. The April 2023 Notes are due and payable on September 30, 2023. If the April 2023 Notes are not repaid in full by the maturity date or if any other event of default occurs, (1) the face value of the April Notes will be automatically increased to 120%; (2) the April 2023 Notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the investors’ discretion, the April 2023 Notes shall become convertible at the option of the investors into shares of the Company’s common stock at a conversion price equal to the closing price of the Company’s common stock on the date of the note conversion.

On June 21, 2023, the Company and the former owners of H&J executed a Settlement Agreement and Release (the “Settlement Agreement”) whereby contemporaneously with the parties’ execution of the Settlement Agreement (i) the Company agreed to make an aggregate cash payment of $229,000 to D. Jones Tailored Collection, Ltd. (“D. Jones”), (ii) the Company issued 78,103 shares of common stock to D. Jones, and (iii) the Company assigned and transferred one hundred percent (100%) of the Company’s membership interest in H&J to D. Jones. The total estimated value of the common stock was approximately $1.4 million. We accounted for the disposition as discontinued operations in the accompanying consolidated financial statements, and as a result, we retrospectively reflected certain adjustments to the years ended December 31, 2022 and 2021 in accordance with Accounting Standard Codification (ASC) 205-20 for reporting Discounting Operations.

On August 21, 2023, the Company filed a Certificate of Amendment to our Certificate of Incorporation, as amended, to effect a one-for-twenty-five (1-for-25) reverse stock split effective August 22, 2023. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.